NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT.
INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA.

NUMBER

SHARES

Designer SPORTS APPAREL, INC.

AUTHORIZED COMMON STOCK:
90,000,000 SHARES
PAR VALUE: $0.001

CLSIP NO. 518286 10 5

Countersigned & Registered
PACIFIC STOCK TRANSFER COMPANY
Las Vegas, Nevada
TRANSFER AGENT AND REGISTRAR

By: VOID

SPECIMEN

This Certifies that

Is The Record Holder Of

Shares of **DesignerSportsApparel, Inc..** Common Stock

transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

SECRETARY

DESIGNER SPORTS APPAREL, INC.
CORPORATE
Seal
NEVADA

PRESIDENT